EXHIBIT 99.1

Levi Strauss & Co. Ratings Lowered; Outlook Stable

NEW YORK (Standard & Poor’s) Sept. 10, 2003—Standard & Poor’s Ratings Services said today that it lowered its ratings on apparel maker Levi Strauss & Co., including its corporate credit rating to ‘B’ from ‘BB-’. The outlook is stable.

San Francisco, Calif.-based Levi Strauss has about $2.3 billion of rated debt.

“The rating action follows Levi Strauss’ announcement that the company will seek a temporary waiver under its existing credit facility as it finalizes a new $1.15 billion refinancing of its current secured bank credit facility and accounts receivable securitization program. Year-to-date results have been well below expectations because of a weak economic environment and continued apparel price deflation, which will likely continue for the foreseeable future,” said credit analyst Jayne M. Ross. Although, the rollout of the Signature product line at Wal-Mart Stores Inc. seems to be going according to plan, it will not be sufficient in the near term to offset the current difficulties at retail and in Levi Strauss’ European business.

In addition, Levi Strauss announced the proposed restructuring of its U.S. and European operations to address the changing business environment, which would result in pretax cash charges and expenses in the $70 million to $80 million range. It is expected that most of these expenses will be incurred in 2004 if completed. The proposed savings from the restructuring and cost-saving initiatives are expected to be between $130 million and $150 million. Standard & Poor’s believes that in the longer term, the restructuring initiatives will assist the company in becoming a more nimble operator.

The ratings reflect Levi Strauss’ leveraged financial profile and its participation in the highly competitive denim and casual pants industry. The ratings also reflect the inherent fashion risk in the apparel industry. This is somewhat offset by the company’s well-recognized brand names in jeans and other apparel.